Exhibit 99.1
STONE ENERGY CORPORATION
Exercises Preferential Purchase Rights on GOM Field
LAFAYETTE, LA            June 20, 2006
     Stone Energy Corporation (NYSE:SGY) today announced that Stone has exercised its preferential rights to acquire additional working interests in Mississippi Canyon Blocks 108 and 109 in the Gulf of Mexico for approximately $190.5 million, before closing adjustments. Subject to the execution of a purchase and sale agreement relating to the proposed acquisition, Stone expects that closing would occur in late June or early in the third quarter. If the proposed acquisition is completed, Stone would have a 100% working interest in Mississippi Canyon Block 109 (up from 33%) and a 24.8% working interest in Mississippi Canyon Block 108 (up from 16.5%), and would become operator of the field. Currently, production from both blocks is shut in awaiting repairs to an oil pipeline that was damaged during Hurricane Katrina. The pipeline transports oil from the Amberjack platform on Mississippi Block 109, and the repair is expected before year-end. Stone intends to finance the proposed acquisition with floating rate debt. If the proposed acquisition is not completed, Stone intends to use the proceeds from this floating rate debt to reduce indebtedness under its credit facility.
     The floating rate debt has not been and will not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the U.S. Securities Act of 1933.
About Stone Energy Corporation
     Stone is an independent oil and gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition and subsequent exploration, exploitation, development, operation and production of oil and gas properties located in the conventional shelf of the Gulf of Mexico (the “GOM”), deep shelf of the GOM, deep water of the GOM, several basins of the Rocky Mountains, the Williston Basin and Bohai Bay, China. For additional information, please contact Kenneth H. Beer, Senior Vice President and Chief Financial Officer, at 337-521-2210-phone, 337-237-0426-fax or via e-mail at CFO@StoneEnergy.com.
Forward-Looking Statements
     Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.